UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 18, 2017

Pennsylvania Real Estate Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania	19102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 18, 2017, Pennsylvania Real Estate Investment Trust (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) by and among the Company, PREIT Associates, L.P., a Delaware limited partnership and the Company’s operating partnership, and Wells Fargo Securities, LLC, as representative of the several underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to offer and sell 6,000,000 shares of its 7.20% Series C Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share (the “Series C Preferred Shares”). The Series C Preferred Shares were offered to the public at a price of $25.00 per share, and were offered to the Underwriters at a price of $24.2125 per share. Pursuant to the terms of the Purchase Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 900,000 Series C Preferred Shares. The closing of the offering is expected to occur on January 27, 2017.

The Company estimates that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, will be approximately $144.8 million. The Company intends to use the net proceeds from the offering to repay all or a portion of the amounts outstanding under its 2013 Revolving Facility, for general business purposes and possibly to redeem some or all of the Company’s outstanding Series A Preferred Shares with an aggregate liquidation preference of approximately $115.0 million when eligible for redemption in April 2017.

The Company made certain customary representations, warranties and covenants concerning the Company and the registration statement in the Purchase Agreement and also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The closing of the offering is subject to customary closing conditions pursuant to the terms of the Purchase Agreement.

Some of the Underwriters and their affiliates have engaged in investment banking and other commercial dealings in the ordinary course of business with the Company and therefore may have an interest in the successful completion of this offering in addition to the underwriting discounts and commissions they will receive in connection with the offering. In addition, affiliates of certain of the Underwriters are lenders under the Company’s 2013 Revolving Facility. Since the Company intends to use a portion of the net proceeds from this offering to repay amounts outstanding under its 2013 Revolving Facility, these lenders will receive a portion of the net proceeds from this offering through the repayment of such borrowings. Stifel, Nicolaus & Company, Incorporated may pay an unaffiliated entity or its affiliate, who is also a lender under the Company’s 2013 Revolving Facility, a fee in connection with this offering. In addition, Wells Fargo Shareowner Services, an affiliate of Wells Fargo Securities, LLC, is the registrar and transfer agent for the Company’s preferred and common shares.

A copy of the Purchase Agreement is attached to this report as Exhibit 1.1 and incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 1.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Purchase Agreement dated January 18, 2017, by and among the Company, PREIT Associates, L.P. and Wells Fargo Securities, LLC, as representative of the several Underwriters listed on Schedule A attached thereto

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Series C Preferred Shares

12.1	Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2017	PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

	By:	/s/ Bruce Goldman
Bruce Goldman
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

1.1	Purchase Agreement dated January 18, 2017, by and among the Company, PREIT Associates, L.P. and Wells Fargo Securities, LLC, as representative of the several Underwriters listed on Schedule A attached thereto

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Series C Preferred Shares

12.1	Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)